Exhibit 99.1

Name and Address of Reporting Person:	Thomas H. Lee Advisors, LLC
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02210

Issuer Name and Ticker or Trading Symbol:	Dun & Bradstreet Holdings, Inc. [DNB]

Date of Earliest Transaction Required to be Reported (Month/Day/Year):	November 4, 2021

Footnotes to Form 4

(1) On November 4, 2021, a distribution-in-kind of Class A Common Stock of Dun & Bradstreet Holdings, Inc. was effected to partners of THL Equity Fund VIII Investors (D&B), L.P., one of the Reporting Persons, on a pro rata basis for no consideration.

(2) Pursuant to the operative agreements among certain of the THL Funds (as defined below), any securities issued to persons serving as directors of portfolio companies of the THL Funds, such as the issuer, are held for the benefit of the THL Funds.

(3) This report is filed by the following Reporting Persons: Thomas H. Lee Advisors, LLC (“THL Advisors”), Thomas H. Lee Equity Fund VIII, L.P. (“THL Equity VIII”), Thomas H. Lee Parallel Fund VIII, L.P. (“Parallel Fund VIII”), THL Fund VIII Coinvestment Partners, L.P. (“Coinvestment VIII”), THL Executive Fund VIII, L.P. (“Executive Fund VIII”), THL Equity Fund VIII Investors (D&B), L.P. (“Equity Fund VIII (D&B)”), THL Equity Advisors VIII, LLC (“Equity Advisors”), Thomas H. Lee Partners, L.P. (“THL Partners”), THL Holdco, LLC (“THL Holdco”), and THL Managers VIII, LLC (“THL Managers VIII”) (collectively with their affiliates, the “THL Funds”); Thomas M. Hagerty; and Gnaneshwar B. Rao. This Form 4 is in two parts and is jointly filed with the Reporting Persons in both parts. See Remarks.

(4) THL Holdco is the managing member of THL Advisors, which is in turn the general partner of THL Partners, which in turn is the general partner of Coinvestment VIII, the managing member of THL Manager VIII and is the sole member of Equity Advisors, which in turn is the general partner of the THL Equity VIII, Parallel Fund VIII, Executive Fund VIII and Equity Fund VIII (D&B). Each of Mr. Hagerty and Mr. Rao is a Managing Director of THL Partners. Solely for purposes of Section 16 of the Securities Exchange Act of 1934, the THL Funds may be deemed directors by deputization.

(5) In all prior filings, the Reporting Persons have disclaimed beneficial ownership except to the extent of their respective pecuniary interests and, as none of the Reporting Persons or their respective affiliates have a pecuniary interest in the distributed shares reported herein, each of the Reporting Persons fully disclaim beneficial ownership of such distributed shares.